Exhibit 99.1

Contact:	Peter J. Cunningham
First Vice President, Investor Relations
516-327-7877
ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION HOLDS ANNUAL SHAREHOLDERS’ MEETING

Four Directors Re-Elected and the Appointment of Independent Auditors Ratified

Lake Success, New York, May 17, 2006-- Astoria Financial Corporation (NYSE: AF) announced that at its annual meeting held today, its shareholders voted overwhelmingly to re-elect directors Gerard C. Keegan, Andrew M. Burger, Denis J. Connors and Thomas J. Donahue.  It further announced that its shareholders ratified the appointment of KPMG LLP as its independent registered public accounting firm for the 2006 fiscal year.

          Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.2 billion is the sixth largest thrift institution in the United States.   Established in 1888, Astoria Federal is the largest thrift depository headquartered in New York with deposits of $13.0 billion and embraces its philosophy of Putting people first by providing the customers and local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com.  Astoria Federal commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states.  Astoria Federal originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network covering twenty-four states, primarily the East Coast, and the District of Columbia, and through correspondent relationships covering forty-four states and the District of Columbia.

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